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                                                                    EXHIBIT 23.3



Spokes & Company

Hilden Park Road
79 Tonbridge Road
Hildenborough
Kent TN11 9BH
England



                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of Dialog Group, Inc. of our report dated April 14, 2003 (which contains an explanatory paragraph relating to Findstar Plc's ability to continue as a going concern) relating to the consolidated financial statements of Findstar Plc as of December 31, 2002 and for the year then ended and for the period from January 2, 2001 (date of incorporation) to December 31, 2001, appearing in such Prospectus. We also consent to the reference to us under the heading "Experts" in the Prospectus.



     /s/ Spokes & Company
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Spokes & Company

June 25, 2003